EXHIBIT 99.1

On April 5, 1999, the Registrant issued the following press release:

               "PYR ENERGY EXPANDS CALIFORNIA EXPLORATION PROGRAM

     DENVER - PYR Energy Corporation (EBB: PYRX) today announced that it has signed an agreement with Armstrong Resources, LLC to participate in three additional deep exploration projects in the San Joaquin basin of California. These three projects are an expansion to the deep Temblor exploration program initiated by the recent drilling at East Lost Hills, and all lay outside the East Lost Hills joint venture area. The agreement calls for PYR to pay Armstrong a combination of cash and common stock in exchange for a working interest, ranging from 3.00% to 3.75%, in each of the three exploration prospect areas. PYR?s interest will be carried in the initial test well in each of the three separate exploration prospects. It is expected that the agreement will close on or before May 1, 1999.

     The first exploration well in the program is expected to spud in May and will be operated by Berkley Petroleum Corporation (TSE: BKP). The three exploration prospects, targeting the Temblor Formation at depths ranging from 15,000 to 18,000 feet, are expected to be drilled in sequence with the same rig. Berkley will operate the other exploration projects in the Armstrong program as well as assume operations at East Lost Hills, effective July 1, 1999.

     At East Lost Hills, well control operations related to the blowout continue as all liquid and gas production from the well are contained and are being transported to processing and disposal facilities. The Bellevue #1R-17 relief well continues to drill ahead toward an anticipated intersection with the blowout wellbore at a depth of approximately 16,500 to 17,000 feet. Upon intersection, the relief well is intended to effect a bottom hole kill of the blowout. PYR Energy owns a 10.575% working interest in the East Lost Hills prospect.

     Denver based PYR Energy is an oil and natural gas exploration focused company with activities in the San Joaquin basin of California and the Rocky Mountain region.

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     This  release  contains  forward-looking  statements  regarding  PYR Energy
Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."